EXHIBIT 10.12

Consulting Agreement between William B. Snow and M.G.A., Inc.


December 12, 1996



William B. Snow
517 Riveredge Parkway
Dothan, Alabama  36301


RE:      Retirement and Consulting Agreement

Dear Bill:

This letter sets forth my understanding of the consulting arrangement which we have discussed, and upon execution by you, it shall serve as a binding agreement between Movie Gallery, Inc., (the "Company") and you. In connection with your retirement as an officer of the Company, the Company desires to engage your services as a consultant to the Executive Committee, in accordance with the following terms:

         1. You agree to make yourself available to consult with the Executive Committee (and the individual members thereof) on a first-call basis, as and when needed.

         2. In consideration of the consulting services to be performed by you during the term of this Agreement, the Company shall pay you a consulting fee of $60,000 per year, payable in equal successive bi-weekly payments, due on the Company's normal payroll payment dates.

         3. The term of this consulting agreement shall be two (2) years, commencing January 1, 1997.

         4. You shall continue to serve as Vice Chairman of the Board of Directors of the Company, subject to annual election; however, you shall function as an outside director, and as such you shall receive the same director's fees as the other outside directors of the Company.

         5. The Company shall continue to maintain your family health insurance coverage and you shall continue to have the use of your Company credit card, both to the same extent (if any) as the Executive Officers of the Company.

         6. During the term of this Agreement, you agree to maintain your principal residence in Dothan, Alabama.


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Mr. Snow
December 12, 1996
Page Two


         7. This Agreement shall be binding upon the Company, its successors and/or assigns.

         8. This Agreement shall immediately terminate upon your death or permanent disability. For purposes of this Agreement, you shall be deemed to be permanently disabled in the event that you are unable, due to mental or physical disability, to perform services under this Agreement for a continuous period of more than ninety (90) days.

         9. You shall have the right to  terminate  this  Agreement  upon thirty
         (30) days written notice to the Executive Committee.

         10. In the event that you fail to comply with the terms of this Agreement for any reason other than death or mental or physical disability, then this Agreement shall terminate upon thirty (30) days written notice to you.

If you are in agreement with the above, please execute this letter in duplicate in the space provided below and return one original to me.

Sincerely,


/s/ J. T. Malugen
J. T. Malugen

JTM/mw

AGREED TO AND ACKNOWLEDGED THIS
12th DAY OF DECEMBER, 1996.

/s/ William B. Snow
----------------------------------------
William B. Snow




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